Name of Registrant:
The Money Market Portfolios

File No. 811-07038

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of The Money Market Portfolios (the "Trust"), on behalf of The U.S. Government Money Market Portfolio (the "Fund"),
a series of the Trust, called a Special Meeting of Shareholders of the Fund
 (the "Meeting"), and was held at the offices of Franklin
 Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and again on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	21,484,588,741	99.82%	99.82%	38,081,626	0.18%	0.18%
Terrence J. Checki	21,484,568,714	99.82%	99.82%	38,101,653	0.18%	0.18%
Mary C. Choksi	21,484,918,722	99.82%	99.82%	37,751,646	0.18%	0.18%
Edith E. Holiday	21,484,804,364	99.82%	99.82%	37,866,003	0.18%	0.18%
Gregory E. Johnson	21,485,205,042	99.83%	99.83%	37,465,325	0.17%	0.17%
Rupert H. Johnson, Jr.	21,484,563,540	99.82%	99.82%	38,106,827	0.18%	0.18%
J. Michael Luttig	21,485,846,617	99.83%	99.83%	36,823,750	0.17%	0.17%
Larry D. Thompson	21,485,433,675	99.83%	99.83%	37,236,693	0.17%	0.17%
John B. Wilson	21,485,658,718	99.83%	99.83%	37,011,649	0.17%	0.17%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote Passed (Y or N)
21,376,166,370	99.32%	99.32%	60,793,991	0.28%	85,710,007 0.40% 0 0.00% Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	% Broker
 Non-Vote Passed (Y or N)
21,375,122,925	99.31%	99.31%	60,672,602	0.28%	86,874,840	0.40%	0	0.00%	Y